Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is entered into by and between Thomas W. Farley (“Employee”) and Intercontinental Exchange Holdings, Inc., a wholly-owned subsidiary of Intercontinental Exchange, Inc. (“ICE”, and collectively with Intercontinental Exchange Holdings, Inc., the “Company”).

WHEREAS, Employee and the Company are parties to an Employment Agreement dated as of June 19, 2012 (the “Employment Agreement”); and

WHEREAS, it has been determined that Employee’s employment with the Company shall end; and

WHEREAS, Employee and the Company wish to memorialize in writing the terms upon which the employment relationship is ending;

THEREFORE, Employee and the Company agree as follows:

1.           Date of Separation. Employee’s employment with the Company and all affiliated companies shall end effective as of February 22, 2019 (the “Separation Date”).

2.           Transitional Employment Period. In exchange for Employee’s execution and non-revocation of this Agreement, and Employee’s compliance with its terms and conditions, the Company and Employee agree to the following:

(a)          The Company shall continue to employ Employee for a period from the Effective Date (defined in Section 17 below) to the Separation Date (the “Employment Term”). Employee’s employment shall remain “at-will,” subject to the terms of this Agreement and the Employment Agreement (as modified or amended herein), and a termination of Employee’s employment (by either party) shall not constitute a breach of this Agreement. In the event that Employee’s employment with the Company terminates prior to the Separation Date for any reason, the Employment Term will end on Employee’s date of termination and that date will be the Separation Date for all purposes of this Agreement.

(b)          Employee shall be paid a 2018 performance year annual bonus in the gross amount of $493,000, provided that Employee has not materially breached this Agreement as of the date that such bonus is paid (which shall be the date, expected to be in early February 2019, that annual bonuses are generally paid to other employees of the Company) (the “2018 Bonus”). Employee acknowledges and agrees that during and after the Employment Term he shall not be entitled to any bonus compensation other than the 2018 Bonus (including, for the avoidance of doubt, any annual performance bonus in relation to the 2019 performance year), and Employee hereby waives any and all rights to additional bonus compensation including as provided in Section 3.2 of the Employment Agreement. In the event that the Company terminates Employee’s employment without Cause (as defined in the Employment Agreement) prior to February 22, 2019, then provided that Employee timely signs and does not revoke the Separation Waiver and Release appended to this Agreement, Employee will be entitled to the 2018 Bonus (and will receive no other compensation, severance pay, separation entitlements or other termination benefits pursuant to this Agreement, the Employment Agreement or otherwise).

(c)          Employee’s previously granted equity awards shall continue to vest during the Employment Term in accordance with the terms of the applicable equity incentive plan document and any applicable equity grant agreement(s). For the avoidance of doubt, unless Employee is terminated for Cause, Employee’s vested stock options shall remain exercisable for 60 days following termination of his employment. Employee acknowledges and agrees that during the Employment Term he shall not be entitled to the grant of, and will not receive, any additional equity awards. Employee hereby waives any and all rights to additional equity awards including as provided in Section 3.3 of the Employment Agreement; and Employee acknowledges that, as of the Separation Date, all unvested portions of any previously granted equity awards shall be forfeited.

(d)          Except as otherwise provided herein, during the Employment Term, Employee will continue to be entitled to participate in Company employee benefit plans. Effective June 1, 2018, Employee’s base annual salary shall be $12,000. All compensation paid to Employee, whether pursuant to this paragraph or otherwise, shall be subject to applicable tax withholdings and payroll deductions.

(e)          Employee Benefits Upon Separation. Employee shall be entitled to the following employee benefits upon separation of employment regardless of whether Employee signs this Agreement:

(i)          Group Health Insurance Coverage. Upon employee’s separation from employment with the Company, in accordance with the terms of the applicable plans, Employee may elect to continue group health insurance coverage(s) at Employee’s own expense pursuant to COBRA and in accordance with the group health insurance plan. Additional information about continuation coverage under COBRA will be provided to Employee separately.

(ii)         Accrued Vacation. Employee shall be entitled to additional pay for accrued but unused vacation time (subject to company policy and applicable law). The payment for accrued vacation shall be made in a lump sum, subject to all applicable tax withholdings, in the first regular payroll period following Employee’s actual separation date (unless required by law to be paid earlier).

(iii)        Long-term Incentive Compensation. Except as provided otherwise in this Agreement, the term of exercise any stock options, restricted stock units (“RSU’s”), or other forms of equity previously issued to Employee by the Company shall be governed by the terms of the applicable equity incentive plan document and any applicable equity grant agreement(s).

(iv)        Qualified Retirement Plan. Employee shall be eligible for distribution of any vested account balance under any qualified retirement plan (such as a 401(k) plan) sponsored by the Company, pursuant to the terms and conditions of applicable plan documents.

(v)         Other benefits. Except as otherwise expressly stated herein or as otherwise required by law, Employee shall cease to participate in all employee benefits, plans, policies and practices provided by the Company.

3.           Continuing Performance. During the period of the Employment Term through May 31, 2018, Employee shall devote all of Employee’s time and attention during usual business hours to the satisfactory performance of Employee’s pre-existing duties for the Company in accordance with Section 2.2 of the Employment Agreement; provided, however, that May 25, 2018 shall be the last day on which Employee is required to report to work at the Company’s facilities. Effective June 1, 2018: (a) Employee’s title shall be Advisor to the Chief Executive Officer (reporting to the Chief Executive Officer); (b) Employee’s job responsibilities shall be limited to providing advisory services on strategic, market and regulatory matters to one or more of the Chief Executive Officer, the President of ICE, and the Vice Chairman of ICE (and/or their delegees); (c) Employee shall perform such services as and when requested, upon reasonable notice to Employee, from remote locations by email and/or telephone (and from time to time, upon the advance direction of the Company, at the Company’s facilities or other locations), as mutually determined by Employee and the Company; (d) Employee shall not have regular access to the Company’s corporate networks, systems, or facilities; (e) Employee shall not participate in or retain authority regarding the management or operations of the Company; (f) Employee shall not acquire or have access to any Confidential Information (as such term is defined in Section 5.3(b) of the Employment Agreement); and (g) Employee shall cease to be an officer (of any kind) of the Company, and shall be deemed to have resigned from any officer or director positions within any Company subsidiary or affiliate held by Employee prior to such date. Nothing in this Agreement (including without limitation in this Section 3 or Section 2 above) shall constitute an event of Good Reason (as such term is defined in Section 4.2(f) of the Employment Agreement), and Employee specifically waives any and all rights under the Employment Agreement arising upon an event of Good Reason or a termination by the Company without Cause (except as expressly provided in Section 2(b) above).

4.           Execution and Waiver. In exchange for Employee’s timely execution and non-revocation of this Agreement, and timely execution and non-revocation of the appended Separation Waiver and Release on or within 7 days following the Separation Date, the Company agrees to provide the benefits described above, including without limitation the offer of continued employment through the Separation Date (subject to the terms and conditions of this Agreement). Employee waives any and all rights to any compensation upon or relating to termination pursuant to the Employment Agreement or otherwise (including without limitation any compensation, equity vesting, or other benefits described in Section 4 of the Employment Agreement).

5.           Cooperation. As further consideration for the covenants set forth herein, Employee hereby agrees to cooperate fully with any lawyer, law firm, or consultant that the Company designates with respect to any litigation, deposition, hearing, arbitration, or other proceeding, in any jurisdiction (including, but not limited to, support of the Company’s, or that of any of its affiliates’, position in defending any lawsuits or claims concerning which Employee has knowledge, or audits, investigations, lawsuits, complaints or proceedings by government entities of state or federal law compliance) where the legal or financial interests of the Company or any of its affiliates are at issue. Employee further covenants that, except with respect to an investigation or proceeding conducted by a governmental entity, Employee will (i) contact the Company promptly in the event that Employee is served with or notified in writing of any subpoena, notice or other instruction directing Employee to appear, or produce documents or other information, in any legal proceeding involving the Company or any of its affiliates, and (ii) will make no such appearance or disclosure, unless required by law, until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such appearance or disclosure. The Company shall reimburse Employee for reasonable travel expenses and other reasonable out-of-pocket expenses (including fees and expenses of counsel and other experts) associated with Employee’s compliance with the obligations in this paragraph.

6.           General Release by the Employee.

(a)          Release. Employee, on behalf of himself and Employee’s spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on Employee’s behalf (collectively, the “Employee Parties”), does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and its subsidiaries, parent and sister companies, affiliates, predecessors, successors and assigns, and the present and former directors, officers, employees, partners, members, representatives, agents, shareholders, attorneys and insurers of any of them (collectively, the “Company Parties”), from any and all actions, causes of action, suits, claims, charges, obligations, rights, entitlements, liabilities, debts, demands, allegations, contentions, damages, judgments, levies and executions of any kind (collectively, “Claims”), whether in law or in equity, known, unknown or unforeseen, vested or contingent, which the Employee Parties have or may have against the Company Parties, including all Claims by reason of, arising out of, related to, or resulting from Employee’s employment with the Company or the termination thereof, existing as of the Effective Date.

(b)          Specific Types of Claims Included in Release. Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Parties from any and all Claims, whether known, unknown or unforeseen, vested or contingent, which the Employee Parties ever had, now have, or may have against the Company Parties arising out of Employee’s employment and/or separation from employment, including, but not limited to: (i) any Claim under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding Claims for accrued, vested benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Older Workers Benefit Protection Act of 1990, and the Age Discrimination in Employment Act of 1967 (“ADEA”); (ii) any other Claim (whether based on any federal, state, or local law, statutory or decisional, or regulation) relating to or arising out of Employee’s employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), tort and other common law Claims, wrongful discharge, retaliation, detrimental reliance, defamation, libel, slander, emotional distress or compensatory or punitive damages; and (iii) any Claim for attorneys’ fees, costs, disbursements and/or the like. With respect to unknown Claims, Employee expressly waives (and understands the significance of doing so) all rights Employee might have under any law that is intended to protect Employee from waiving such Claims.

(c)          Exceptions to Release. The foregoing release does not release or impair: (i) the Company’s promises and obligations under this Agreement; (ii) any rights Employee has under any grants of stock options, restricted stock, or other forms of equity that may have been provided to Employee during his/her employment (such grants to be governed by the applicable equity plan and grant agreement(s)); (iii) any rights Employee has under applicable workers compensation laws; (iv) any vested rights under a qualified retirement plan; (v) any other Claims that cannot lawfully be released; (vi) Employee’s ability to respond truthfully to a valid subpoena issued by, file a charge with, or participate in any investigation conducted by, a governmental agency; (vii) any Claims arising for actions or omissions occurring, and any ADEA Claims that may arise, after the date of Employee’s execution of this Agreement; (viii) any rights to insurance benefits under any Directors & Officers liability insurance policy maintained by the Company; or (ix) any indemnification rights or rights to the advancement of expenses which he may have (in the absence of this Agreement and independent of the Employment Agreement) as an employee, officer or director of the Company under applicable law or in accordance with the Company’s Articles of Incorporation or Bylaws, or under any contractual arrangements concerning such indemnification or rights or clauses governing the Company’s insurance policies or applicable law.

7.           Representations by Employee.

(a)          Employee represents and warrants to the Company Parties that Employee has read this Agreement and fully understands the effect hereof, that Employee executes this Agreement of Employee’s own free will and accord for the consideration set forth herein, which he is not already entitled to receive, and that Employee is not relying on any representations whatsoever of the Company, other than those set forth herein, as an inducement to enter into this Agreement.

(b)          Employee further represents and warrants to the Company Parties that no litigation or other proceeding has been filed or is pending by the Employee Parties against the Company Parties; that no person or entity other than Employee has or has had any interest in the matters released herein; that Employee has the sole right, capacity, and exclusive authority to execute this Agreement; and that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of any of the Claims released herein.

(c)          Employee represents that Employee has had the opportunity to discuss this Agreement with an attorney, and Employee has been advised by the Company to do so if Employee so desires. Employee covenants and agrees that Employee has been given at least 21 days to contemplate the terms of this Agreement before executing it, and that if Employee chooses to execute it in fewer than 21 days, Employee does so voluntarily and of Employee’s own free will and volition.

8.           Attorneys’ Fees. In any subsequent litigation or other proceeding to enforce the terms of this Agreement or the appended Separation Waiver and Release, whether initiated by Employee or the Company, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, expert witness fees and costs, and court costs, from the other party.

9.           Restrictive Covenants.

(a)          Nondisparagement. Employee will not make any statements that are derogatory or disparaging towards any of the Company Parties. For the purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements made in any manner or medium (including, without limitation, to the press and/or media, the Company Parties or any individual or entity) which would adversely affect in any manner (i) the conduct of the business of any of the Company Parties (including, without limitation, any Company Party’s business plans or prospects) or (ii) the business reputation of any Company Party. This paragraph shall not prohibit Employee from (A) filing a charge with, or participating in any investigation conducted by, a governmental agency, (B) testifying truthfully in response to a subpoena or other court rule or order, or (C) in good faith making any statement (1) in order to comply with any legal duty, (2) in furtherance of lawful commerce (that is not in breach of subsection (c) below), (3) to defend against reputational harm from any statement that disparages Employee that is made after the execution of this Agreement, (4) to defend against or prosecute any legal claim, or (5) in response to an investigation by a regulatory or law enforcement agency. The Company agrees that, in response to any inquiries concerning Employee’s employment, the inquiring party will be referred to Mr. Doug Foley, SVP, HR & Administration (or his successor/designee), who will state that it is the Company’s policy to only provide, and the Company will only provide, Employee’s dates of employment and last position held. Nothing in this paragraph shall restrict the Company’s ability to provide complete information with respect to Employee’s employment when required to do so by law and/or applicable regulatory requirements.

(b)          Return of Property. As of June 1, 2018, unless otherwise determined by the Company so as to allow Employee to perform services during the remainder of the Employment Term, Employee shall turn over to Mr. Foley (or his designee) (i) any and all Property of the Company, as such term is defined in Section 5.1 of the Employment Agreement, and (ii) all other data and information, regardless of form, in any way pertaining to the Company’s business, employees or customers (and Employee will not retain any such information or any reproduction or excerpt thereof).

(c)          Employment Agreement Covenants; Other Obligations. The covenants contained in Sections 5 and 6 of the Employment Agreement, including without limitation the arbitration, confidentiality and other post-employment obligations described therein, are incorporated by reference into this Agreement, and shall continue in full force and effect during the Employment Term and following the Separation Date; provided, however, that the covenant described in Section 5.5 of the Employment Agreement (Nonsolicitation of Customers or Employees) and the covenant described in Section 5.7 of the Employment Agreement (Non-Compete) each shall apply in full force and effect to the period between the Separation Date and December 31, 2019. Employee hereby acknowledges Employee’s understanding of all the terms of, and the reasonableness of, such covenants and reaffirms Employee’s obligations thereunder. Employee further acknowledges that Employee’s obligations under such covenants shall be in addition to Employee’s obligations under the covenants contained in this Section 9; provided, however, that to the extent a discrepancy exists between any such provisions and this Agreement, the terms of this Agreement shall govern. Additionally, during the one-year period following the Separation Date, Employee shall not serve as an Executive Officer (within the meaning of the Securities Exchange Act of 1934) or director of a public company any of whose securities are listed (or subject to an application to list) on an exchange other than an exchange owned and operated, directly or indirectly, by the Company. Notwithstanding anything in this Agreement or the Employment Agreement, Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding and does not disclose the trade secret, except pursuant to court order.

(d)          Remedies. The parties acknowledge that the restrictions contained in this Section 9 are reasonable and appropriate for the protection of the Company’s legitimate business interests, and that they will not unduly impair Employee’s ability to find other employment. Employee acknowledges and agrees that, in the event of a violation of one or more of Employee’s covenants in this Section 9, in addition to and not in lieu of any other remedy to which the Company may be entitled, the Company may be permitted to seek and obtain immediate injunctive relief, restraining further breach by Employee, in a court of competent jurisdiction, and without the necessity for posting of a bond or other security (and accordingly, if no bond is posted, without the protection of a bond’s limitation on wrongful injunction liability). In addition to and not in lieu of any other remedy to which the Company may be entitled, no further payments or benefits of any kind that would otherwise inure to Employee pursuant to this Agreement shall accrue or be owed, and any future payments and benefits hereunder shall be forfeited, immediately upon Employee’s breach of any of the covenants in this Section 9.

10.         No Admission of Liability. This Agreement shall not be construed as an admission of liability by the Company, or an admission that the Company has acted in any way wrongfully towards Employee. The parties specifically deny and disclaim any such liability or wrongful conduct.

11.         Taxation and Withholding; 409A Compliance.

(a)          Employee acknowledges that payments and benefits hereunder may be taxable and that the Company makes no representation or warranty regarding the income tax effects of any payment or benefit provided hereunder. Employee shall be solely responsible for any tax liability with respect to all payments and benefits provided under this Agreement. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(b)          If a payment date that complies with Section 409A of the Internal Revenue Code of 1986, as amended, and the official guidance thereunder (“Section 409A”) is not otherwise provided herein for any payment (in cash or in-kind) or reimbursement that would otherwise constitute “deferred compensation” under Section 409A, then such payment or reimbursement, to the extent such payment or reimbursement becomes due hereunder, shall in all events be made not later than 2½ months after the end of the later of the fiscal year or the calendar year in which the payment or reimbursement is no longer subject to a substantial risk of forfeiture.

(c)          It is the intention of both Employee and the Company that the benefits and rights to which Employee is entitled pursuant to this Agreement are exempt from or comply with Section 409A, to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Employee or the Company believe, at any time, that any such benefit or right that is subject to Section 409A does not so comply, Employee or the Company shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Employee and the Company).

(d)          Notwithstanding any time of payment otherwise designated in this Agreement, if on Employee’s “separation from service” as defined in Section 409A Employee is a “specified employee” within the meaning of Section 409A, to the extent required by Section 409A any amounts payable to Employee by reason of Employee’s “separation from service” with the Company will not be paid to Employee until the date that is 6 months and one day following Employee’s separation from service.

12.         Severability. In the event any portion or clause of this Agreement is deemed invalid or unenforceable in a court of law, the remainder of the Agreement shall be severed from the invalid or unenforceable portion.

13.         Entire Agreement. Except as otherwise expressly provided in this Agreement (including to the extent this Agreement incorporates by reference provisions of the Employment Agreement and any continuing post-employment obligations therein), any prior agreement (whether written or oral) between the parties with respect to the subject matter of this Agreement is null and void, as this Agreement expresses the entire agreement of the parties with respect to its subject matter. This Agreement may only be modified in writing signed by both parties.

14.         Assignment. This Agreement shall accrue to the benefit of the Company and its successors and assigns, and shall be freely assignable to any entity with which the Company may merge or otherwise combine, or to which the Company may transfer substantial assets. This Agreement is personal to Employee and may not be assigned by Employee.

15.         Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York.

16.         Counterparts. This Agreement may be executed in counterparts, including those transmitted by electronic means, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

17.         Effective Date. Employee may accept this Agreement by signing it and returning it to Mr. Foley no later than 21 days after Employee has received it, or this offer will be deemed revoked. After executing this Agreement, Employee shall have seven (7) days (the “Revocation Period”) to revoke it by indicating Employee’s desire to do so in writing delivered to the Company contact by no later than 5:00 p.m. on the seventh (7th) day after the date Employee signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day after Employee signs it (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes it during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide Employee with the payments and benefits described above, shall be deemed automatically null and void.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

Intercontinental Exchange Holdings, Inc.

By:	/s/Douglas A. Foley
Title:	Senior Vice President, HR and Administration

/s/Thomas W. Farley
Thomas W. Farley

May 21, 2018
Date of signature

SEPARATION WAIVER AND RELEASE

I, Thomas W. Farley, in exchange for good and valuable consideration as set forth more fully in Section 4 of the Transition and Separation Agreement between me and Intercontinental Exchange Holdings, Inc., a wholly-owned subsidiary of Intercontinental Exchange, Inc. (“ICE”, and collectively with Intercontinental Exchange Holdings, Inc., the “Company”), dated ___________________ (the “Transition Agreement”), the receipt and adequacy of which is hereby acknowledged, for myself and on behalf of my spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on my behalf (collectively, the “Releasors”), hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries, parent and sister companies, affiliates, predecessors, successors and assigns, and the present and former directors, officers, employees, partners, members, representatives, agents, shareholders, attorneys and insurers of any of them (collectively, the “Releasees”) from any and all actions, causes of action, suits, claims, charges, obligations, rights, entitlements, liabilities, debts, demands, allegations, contentions, damages, judgments, levies and executions of any kind (collectively, “Claims”), whether in law or in equity, known, unknown or unforeseen, vested or contingent, which any of the Releasors have or may have against the Releasees, including all Claims by reason of, arising out of, related to, or resulting from my employment with the Company or the termination thereof, including, without limitation, Claims under any federal, state, local or foreign law; breach of contract; fraud or misrepresentation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; or unlawful employment practices. This includes, without limitation, a release to the fullest extent permitted by law of all rights and claims arising on or before the date I sign this Separation Waiver and Release, involving Claims under (i) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding Claims for accrued, vested benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Older Workers Benefit Protection Act of 1990, and the Age Discrimination in Employment Act of 1967 (“ADEA”); (ii) any other Claim (whether based on any federal, state, or local law, statutory or decisional, or regulation) relating to or arising out of my employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), tort and other common law Claims, wrongful discharge, retaliation, detrimental reliance, defamation, libel, slander, emotional distress or compensatory or punitive damages; and (iii) any Claim for attorneys’ fees, costs, disbursements and/or the like. With respect to unknown claims, I expressly waive (and understand the significance of doing so) all rights I might have under any law that is intended to protect me from waiving such claims.

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The foregoing release does not release or impair: (a) the Company’s promises and obligations under the Transition Agreement; (b) any rights under any grants of stock options, restricted stock, or other forms of equity that may have been provided to me during my employment (such grants to be governed by the applicable equity plan and grant agreement(s)); (c) any rights under applicable workers compensation laws; (d) any vested rights under a qualified retirement plan; (e) any other Claims that cannot lawfully be released; (f) my ability to respond truthfully to a valid subpoena issued by, file a charge with, or participate in any investigation conducted by, a governmental agency; (g) any Claims arising for actions or omissions occurring, and any ADEA Claims that may arise, after the date of my execution of this Agreement; (h) any rights to insurance benefits under any Directors & Officers liability insurance policy maintained by the Company; or (i) any indemnification rights or rights to the advancement of expenses which he may have (in the absence of this Agreement and independent of the Employment Agreement) as an employee, officer or director of the Company under applicable law or in accordance with the Company’s Articles of Incorporation or Bylaws, or under any contractual arrangements concerning such indemnification or rights or clauses governing the Company’s insurance policies or applicable law.

By signing this Separation Waiver and Release, I hereby acknowledge and confirm the following: (i) I am advised by the Company in connection with my termination to consult with an attorney of my choice prior to signing this Separation Waiver and Release; (ii) I have been given a period of not fewer than 21 days to consider the terms of this Separation Waiver and Release; (iii) I am providing the release and discharge set forth in this paragraph only in exchange for consideration in addition to anything of value to which I am already entitled; and (iv) I knowingly and voluntarily accept the terms of this Separation Waiver and Release.

Nothing in this Separation Waiver and Release shall prohibit or restrict the Releasors, the Company, or the Company’s attorneys from: (1) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Separation Waiver and Release or as required by law or legal process; or (2) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, including, but not limited to, filing a charge with the Equal Employment Opportunity Commission (“EEOC”) and/or pursuant to the Sarbanes-Oxley Act; provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the disclosing party gives prompt written notice to the other party so as to permit such other party to protect such party’s interests in confidentiality to the fullest extent possible.

By signing this Separation Waiver and Release I acknowledge that I have read this Separation Waiver and Release carefully and understand all of its terms. Further, I acknowledge that I am entering into this Separation Waiver and Release voluntarily and of my own free will. In signing this Separation Waiver and Release, I acknowledge that I have not relied on any statements or explanations made by anyone associated with or employed by the Company.

I UNDERSTAND THAT I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO SIGN THIS SEPARATION WAIVER AND RELEASE, HOWEVER, THIS WAIVER AND RELEASE WILL NOT BE ACCEPTED IF SIGNED PRIOR TO MY ACTUAL SEPARATION DATE. I WILL HAVE SEVEN (7) DAYS AFTER SIGNING THIS SEPARATION WAIVER AND RELEASE (“REVOCATION PERIOD”) TO REVOKE THIS SEPARATION WAIVER AND RELEASE. MY REVOCATION WILL NOT BE EFFECTIVE UNLESS IT IS IN WRITING AND SIGNED BY ME AND RECEIVED BY THE COMPANY PRIOR TO THE EXPIRATION OF THE REVOCATION PERIOD. THE REVOCATION PERIOD COMMENCES IMMEDIATELY FOLLOWING THE DATE I SIGN AND DELIVER THIS SEPARATION WAIVER AND RELEASE. THE REVOCATION PERIOD WILL EXPIRE AT 5:00 P.M. EASTERN STANDARD TIME ON THE LAST DAY OF THE REVOCATION PERIOD; PROVIDED, HOWEVER, THAT IF THE SEVENTH DAY IS A NON-BUSINESS DAY, THE REVOCATION PERIOD SHALL EXTEND TO 5:00 P.M. ON THE NEXT SUCCEEDING BUSINESS DAY.

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I UNDERSTAND THAT BECAUSE THIS SEPARATION WAIVER AND RELEASE IS AN IMPORTANT LEGAL DOCUMENT AND AFFECTS MY LEGAL RIGHTS, THE COMPANY ADVISES ME TO CONSULT AN ATTORNEY BEFORE SIGNING THIS SEPARATION WAIVER AND RELEASE.

AGREED AND ACCEPTED BY:

Signature:

Dated:

Typed or printed name: Thomas W. Farley

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